Exhibit 5.2

600 N. Vel R. Phillips Avenue Milwaukee, WI 53203 262-879-5000 fiserv.com

May 7, 2025

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of €750,000,000 aggregate principal amount of the 2.875% Senior Notes due 2028 (the “2028 Notes”), €775,000,000 aggregate principal amount of the 3.500% Senior Notes due 2032 (the “2032 Notes”) and €650,000,000 aggregate principal amount of the 4.000% Senior Notes due 2036 (the “2036 Notes” and, together with the 2028 Notes and the 2032 Notes, the “Notes”) of Fiserv Funding Unlimited Company, an Irish private unlimited company (“Fiserv Funding”), and the related guarantees thereof (the “Guarantees”, and, together with the Notes, the “Securities”) of Fiserv, Inc., a Wisconsin corporation (the “Company”), I, as SVP, General Counsel and Secretary of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is my opinion that, (a) based solely on a Certificate of Status of the Wisconsin Department of Financial Institutions, the Company is a corporation validly existing under the laws of the State of Wisconsin, (b) the Guarantees have been duly authorized by all proper and necessary corporate action in respect of the Company and the endorsement thereof on the Notes has been duly executed and delivered by the Company, and (c) the Guarantees constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

I note that, as of the date of this opinion, a judgment for money in an action based on the Securities in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment

In rendering the foregoing opinion, I am expressing no opinion as to Federal or state laws relating to fraudulent transfers and I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the laws of the State of Wisconsin and I am expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of the laws of the State of New York, I note that you have received an opinion, dated May 7, 2025, of Sullivan & Cromwell LLP, the Company’s outside counsel, and with respect to all matters of the laws of Ireland, I note that you have received an opinion, dated May 7, 2025, of DLA Piper Ireland LLP, Fiserv Funding’s outside counsel.

Fiserv, Inc.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that (i) the Indenture, dated as of April 24, 2025, among Fiserv Funding, the Company and U.S. Bank Trust Company, National Association (the “Trustee”), and each of the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, each dated as of May 7, 2025, among Fiserv Funding, the Company and the Trustee, have been duly authorized, executed and delivered by the parties thereto (other than the Company), and (ii) the Notes have been duly authorized, executed and delivered by Fiserv Funding in accordance with the laws of Ireland, assumptions which I have not independently verified.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the heading “Validity of the Notes and Guarantees” in the Prospectus Supplement relating to the Securities, dated as of April 29, 2025. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Eric C. Nelson

Eric C. Nelson

SVP, General Counsel and Secretary